Exhibit 99.1

IMS HEALTH HOLDINGS, INC.

IMS HEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(unaudited)

(in millions, except per share data)	September 30, 2016	December 31, 2015
Assets
Current Assets:
Cash and cash equivalents	$2,031	$396
Accounts receivable, net	528	508
Other current assets	222	188

Total Current Assets	2,781	1,092

Property, plant and equipment, at cost	380	314
Less accumulated depreciation	(173)	(147)

Property, plant and equipment, net	207	167
Computer software, net	350	309
Goodwill	3,936	3,604
Other identifiable intangibles, net	2,201	2,178
Other assets	138	109

Total Assets	$9,613	$7,459

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$115	$163
Accrued and other current liabilities	619	611
Current portion of long-term debt	88	59
Deferred revenues	240	200

Total Current Liabilities	1,062	1,033

Postretirement and postemployment benefits	112	109
Long-term debt	5,980	4,136
Deferred tax liability	523	526
Other liabilities	90	83

Total Liabilities	7,767	5,887

Commitments and Contingencies (Note 11)

Stockholders’ Equity:
Common Stock, $0.01 par value, 700.0 shares authorized, 343.4 and 341.8 shares issued at September 30, 2016 and December 31, 2015, respectively	3	3
Capital in excess of par	2,089	2,038
Retained earnings	329	208
Treasury stock, at cost, 13.6 and 12.6 shares at September 30, 2016 and December 31, 2015, respectively	(353)	(327)
Accumulated other comprehensive loss	(222)	(350)

Total Stockholders’ Equity	1,846	1,572

Total Liabilities and Stockholders’ Equity	$9,613	$7,459

The accompanying notes are an integral part of the condensed consolidated financial statements (unaudited).

IMS HEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2016	2015	2016	2015
Revenue	$791	$735	$2,367	$2,109

Information	381	373	1,140	1,101
Technology services	410	362	1,227	1,008

Operating costs of information, exclusive of depreciation and amortization	179	167	514	493
Direct and incremental costs of technology services, exclusive of depreciation and amortization	222	195	684	528
Selling and administrative expenses, exclusive of depreciation and amortization	177	181	522	498
Depreciation and amortization	89	87	264	264
Severance, impairment and other charges	9	16	76	50

Operating Income	115	89	307	276

Interest income	—	—	2	1
Interest expense	(48)	(44)	(141)	(124)
Other income (loss), net	—	6	(7)	16

Non-Operating Loss, Net	(48)	(38)	(146)	(107)

Income before income taxes	67	51	161	169
(Provision for) benefit from income taxes	(13)	(8)	(40)	219

Net Income	$54	$43	$121	$388

Earnings per Share Attributable to Common Stockholders:
Basic	$0.16	$0.13	$0.37	$1.17
Diluted	$0.16	$0.13	$0.36	$1.14
Weighted-Average Common Shares Outstanding:
Basic	328.5	328.5	328.6	331.9
Diluted	335.4	336.1	335.6	340.4
Comprehensive Income:
Net Income	$54	$43	$121	$388
Cumulative translation adjustment (net of taxes of $1 and $(8) for the three months ended and $5 and $(29) for the nine months ended, respectively)	$5	$(40)	$136	$(94)
Unrealized gains (losses) on derivatives (net of taxes of $(1) and $1 for the three months ended and $6 and $— for the nine months ended, respectively)	—	(1)	(11)	—
Losses (gains) on derivative instruments, reclassified into earnings (net of taxes of $(1) and $2 for the three months ended and $(1) and $7 for the nine months ended, respectively)	2	(5)	2	(13)
Postretirement and postemployment adjustments (net of taxes of $(1) and $(1) for the three months ended and $(1) and $(1) for the nine months ended, respectively)	1	3	1	3

Other Comprehensive Income (Loss)	8	(43)	128	(104)

Total Comprehensive Income	$62	$—	$249	$284

The accompanying notes are an integral part of the condensed consolidated financial statements (unaudited).

IMS HEALTH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
(in millions)	2016	2015
Cash Flows from Operating Activities:
Net Income	$121	$388
Adjustments to Reconcile Net Income to Net Cash from Operating Activities:
Depreciation and amortization	264	264
Deferred income taxes	(16)	(286)
Non-cash stock-based compensation charges	23	19
Non-cash gains on derivative instruments	(9)	(16)
Non-cash amortization of debt original issue discount and issuance costs	8	7
Loss on Venezuela remeasurement	2	7
Excess tax benefits from stock-based compensation	(26)	(19)
Other	—	3
Change in assets and liabilities, excluding effects from acquisitions and dispositions:
Net (increase) decrease in current assets	(29)	18
Net decrease in current liabilities	(48)	(53)
Increase in pension assets (net of liabilities)	(6)	(5)
Increase in other long-term assets (net of other long-term liabilities)	(21)	(1)

Net Cash Provided by Operating Activities	263	326

Cash Flows from Investing Activities:
Capital expenditures	(81)	(29)
Additions to computer software	(99)	(87)
Payments for acquisitions of businesses, net of cash acquired	(283)	(466)

Net Cash Used in Investing Activities	(463)	(582)

Cash Flows from Financing Activities:
Borrowings under revolving credit facility	236	427
Repayments of revolving credit facility	(361)	(330)
Proceeds from issuance of debt	2,046	496
Repayments of debt	(57)	(42)
Debt-related fees	(24)	(7)
Contingent consideration and deferred purchase price payments	(9)	(5)
Proceeds from equity plan activity	8	25
Payments for treasury stock	(29)	(300)
Excess tax benefits from stock-based compensation	26	19
Other financing activities	(7)	—

Net Cash Provided by Financing Activities	1,829	283

Effect of Exchange Rate Changes on Cash and Cash Equivalents	6	(23)

Increase in Cash and Cash Equivalents	1,635	4
Cash and Cash Equivalents, Beginning of Period	396	390

Cash and Cash Equivalents, End of Period	$2,031	$394

The accompanying notes are an integral part of the condensed consolidated financial statements (unaudited).

IMS HEALTH HOLDINGS, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

Note 1. Basis of Presentation and Recently Issued Accounting Standards

Background

IMS Health Holdings, Inc. (the “Company”) is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. The Company has one of the largest and most comprehensive collections of healthcare information in the world, spanning sales, prescription and promotional data, medical claims, electronic medical records and social media. For information offerings, the Company receives data without patient identifiers and standardizes, organizes, structures and integrates this data by applying its sophisticated analytics and leveraging its global technology infrastructure to help its clients run their organizations more efficiently and make better decisions to improve their operational and financial performance. The Company has a presence in over 100 countries and generated 61% of its 2015 revenue from outside the United States.

The Company serves key healthcare organizations and decision makers around the world, spanning the breadth of life science companies, including pharmaceutical, biotechnology, consumer health and medical device manufacturers, as well as distributors, providers, payers, government agencies, policymakers, researchers and the financial community. The Company’s information and technology services offerings, which it has developed with significant investment over its 60+ year history, are deeply integrated into its clients’ workflow.

Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. The Condensed Consolidated Financial Statements do not include all the information and notes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments, all of which are of a normal recurring nature, considered necessary for a fair statement of financial position, results of operations and comprehensive income, cash flows and stockholders’ equity for the periods presented have been included. The results of operations for interim periods are not necessarily indicative of the results expected for the full year. The December 31, 2015 Condensed Consolidated Statement of Financial Position was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. The Condensed Consolidated Financial Statements and related notes should be read in conjunction with the audited Consolidated Financial Statements and related notes of IMS Health Holdings, Inc. included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Certain prior year amounts have been reclassified to conform to the 2016 presentation. Amounts presented in the Condensed Consolidated Financial Statements may not add due to rounding.

Merger with Quintiles Transnational Holdings, Inc.

On May 3, 2016, the Company and Quintiles Transnational Holdings Inc. (“Quintiles”) entered into a definitive merger agreement, pursuant to which the companies will be combined. The merger was completed on October 3, 2016. See Note 14, Subsequent Events, for further information.

Recently Issued Accounting Standards

In August 2016, the Financial Accounting Standards Board (“FASB”) issued guidance intended to reduce the diversity in how certain transactions are classified in the statement of cash flows. The guidance is effective for the Company’s interim and annual periods beginning January 1, 2018, and requires adoption on a retrospective basis. Earlier adoption is permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In March 2016, the FASB issued guidance which simplifies certain aspects of accounting for share-based payments to employees, including the requirement for companies to recognize the income tax effects of awards in the income statement when the awards vest or are settled. Additionally, companies can elect to estimate forfeitures or recognize when they occur. The guidance is effective for the Company’s interim and annual periods beginning January 1, 2017. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In May 2014, the FASB issued revised guidance on the recognition of revenue from contracts with customers. The guidance provides that revenue should be recognized for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The guidance also requires enhanced disclosures. In August 2015, the FASB delayed the effective date of the guidance. In March 2016, the FASB issued further guidance on assessing whether an entity is a principal or an agent in a revenue transaction, which impacts whether an entity reports revenue on a gross or net basis. Additionally, in 2016, the FASB issued implementation guidance for the revenue standard, including guidance on identifying performance obligations. The new revenue standard is effective for the Company’s interim and annual periods beginning January 1, 2018. The Company is currently evaluating the impact of these standards on its consolidated financial statements, as well as the method of transition it will use in adopting the new standard.

In February 2016, the FASB issued updated guidance on leases. The guidance requires a lessee to recognize a right-of-use asset and a lease liability on the statement of financial position for all leases with terms more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. The guidance is effective for the Company’s interim and annual periods beginning January 1, 2019. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition approach, which requires application of the new guidance at the beginning of the earliest comparative period presented. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

Note 2. Acquisitions

The Company makes acquisitions to enhance its capabilities and offerings in certain areas, including technology services.

The Company completed eight unrelated individually immaterial acquisitions during the first nine months of 2016, three of which occurred in the third quarter of 2016. These acquisitions expanded the Company’s existing capabilities in technology services offerings, and to a lesser degree, information offerings. The purchase price allocations for these acquisitions will be finalized after the completion of the valuation of certain intangible assets and any adjustments to the preliminary purchase price allocation are not expected to have a material impact on the Company’s results of operations. The Condensed Consolidated Financial Statements include the results of the acquisitions subsequent to closing. As these acquisitions were immaterial to the Company’s operating results both individually and in the aggregate, pro forma results of operations are not provided. The following table provides certain financial information for acquisitions occurring in 2016, including the preliminary allocation of the aggregate purchase price to certain tangible and intangible assets acquired and goodwill.

(in millions)	Amortization Period
Total cost of acquisitions, net of cash acquired		$292
Acquisition-related costs		5

Amounts recorded in the Condensed Consolidated Statements of Financial Position:
Goodwill		226
Portion of goodwill deductible for tax purposes		9
Computer software	2-10 years	22
Intangible assets:
Client relationships	10 years	52
Databases	5 years	28
Trade names	10 years	4
Covenant not to compete	5 years	1

Total intangible assets		$85

During the second quarter of 2016, the Company recorded an adjustment to its preliminary purchase price allocation as well as related deferred tax effects, which reduced the amount allocated to client relationships by $17 million for an acquisition that occurred in the first quarter of 2016.

Goodwill is attributable to the value of the synergies between the acquired companies and IMS Health.

Cegedim Acquisition

In April 2015, the Company completed the acquisition of certain customer relationship management (“CRM”) and strategic data businesses of Cegedim, SA (“Cegedim” and the “Cegedim acquisition”). Cegedim is a global technology and services company specializing in healthcare whose offerings help pharmaceutical companies manage their sales and marketing operations.

The following pro forma information presents the financial results as if the acquisition of Cegedim had occurred on January 1, 2014, with pro forma adjustments to give effect to an increase in selling and administrative expenses in 2014 for acquisition-related costs, additional depreciation and amortization for fair value adjustments of property, plant and equipment and intangible assets, an increase in interest expense from acquisition financing, and related tax effects. The pro forma results do not include any anticipated cost synergies, costs or other effects of the planned integration of Cegedim. Accordingly, such pro forma amounts are not necessarily indicative of the results that actually would have occurred for the period presented below had the Cegedim acquisition been completed on January 1, 2014, nor are they indicative of the future operating results of the Company.

(in millions, except per share amounts)	Nine Months Ended September 30, 2015
Revenues	$2,227
Net income	389
Basic earnings per share	1.19
Diluted earnings per share	1.16

Contingent Consideration

Under the terms of certain acquisition-related purchase agreements, the Company may be required to pay additional amounts as contingent consideration based on the achievement of certain financial performance related metrics, ranging from $0 to $31 million through 2018. The Company’s contingent consideration recorded on the balance sheet was approximately $19 million and $28 million at September 30, 2016 and December 31, 2015, respectively. The fair value measurement of this contingent consideration is classified within Level 3 of the fair value hierarchy (see Note 5) and reflects the Company’s own assumptions in measuring fair values using the income approach. In developing these estimates, the Company considered certain performance projections, historical results, and industry trends. Changes in the fair value estimates are included in selling and administrative expenses.

Note 3. Goodwill

The following table sets forth changes in the Company’s goodwill for the nine months ended September 30, 2016.

(in millions)	Goodwill
Balance at December 31, 2015	$3,604
Goodwill assigned in purchase price allocations (see Note 2)	226
Foreign currency translation adjustments and other	106

Balance at September 30, 2016	$3,936

Note 4. Severance, Impairment and Other Charges

As a result of ongoing cost reduction efforts, the Company recorded severance charges consisting of global workforce reductions to streamline its organization. The following table sets forth the activity in the Company’s severance-related reserves for the nine months ended September 30, 2016:

(in millions)	2016 Plan(1)	2015 Plan(2)
Balance, December 31, 2015	$—	$51
Charges	75	—
Cash payments	(8)	(39)
Foreign exchange and other	—	1

Balance, September 30, 2016	$67	$13

(1)	In the first quarter of 2016, the Company implemented a restructuring plan (the “2016 Plan”) and recorded a pre-tax severance charge of $15 million. In the second and third quarters of 2016, the Company recorded additional pre-tax severance charges of $50 million and $10 million, respectively. The second and third quarter charges primarily resulted from the elimination of redundant roles in conjunction with the integration of Cegedim. The Company expects that cash outlays related to the 2016 Plan will be substantially complete by the end of 2018.
(2)	In the first quarter of 2015, the Company implemented a restructuring plan (the “2015 Plan”) and recorded a pre-tax severance charge of $12 million. In the second and third quarters of 2015, the Company recorded additional pre-tax severance charges of $15 million and $16 million, respectively. An additional $33 million was recorded in the fourth quarter of 2015. The Company expects that cash outlays related to the 2015 Plan will be substantially complete by the end of 2017.

Additionally, during the three months ended September 30, 2016, the Company reversed $2 million of severance accruals for restructuring plans implemented prior to 2015.

Other charges

During the three and nine months ended September 30, 2016, the Company recorded impairment charges of $1 million and $3 million, respectively, the majority of which related to impaired property leases.

During the nine months ended September 30, 2015, the Company recorded impairment charges of $7 million. The charge is primarily comprised of the write-off of the value of computer software that was no longer in use and contract-related deferred charges for which the Company will not realize any future economic benefits.

Note 5. Derivatives and Fair Value

Foreign Exchange Risk Management

The Company transacts business in more than 100 countries and is subject to risks associated with fluctuating foreign exchange rates. The Company’s objective is to reduce earnings and cash flow volatility associated with foreign exchange rate movements. Accordingly, the Company enters into foreign currency forward contracts to minimize the impact of foreign exchange movements on non–functional currency assets and liabilities and to hedge non-U.S. Dollar anticipated royalties (“Royalty Hedging”). It is the Company’s policy to enter into foreign currency transactions only to the extent necessary to meet its objectives as stated above. The Company does not enter into foreign currency transactions for investment or speculative purposes. The principal currencies hedged are the Euro, the Japanese Yen, the Swiss Franc and the Canadian Dollar.

The forward contracts entered into for balance sheet risk management purposes are not designated as hedges and are carried at fair value, with changes in the fair value recorded to other income (loss), net in the Condensed Consolidated Statements of Comprehensive Income. These contracts do not subject the Company to material balance sheet risk because gains and losses on these derivatives are intended to offset gains and losses on the assets and liabilities being hedged.

The forward contracts entered into for Royalty Hedging purposes are designated as hedges and are carried at fair value, with changes in the fair value recorded to Accumulated Other Comprehensive Income (Loss) (“AOCI”). The change in fair value is reclassified from AOCI to earnings in the quarter in which the hedged royalty is paid. These contracts have various expiration dates through September 2017.

The following table details the components of foreign exchange gain (loss) included in other income (loss), net on the Condensed Consolidated Statements of Comprehensive Income:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2016	2015	2016	2015
Revaluation of other non-functional currency assets and liabilities(1)	$5	$3	$2	$—
Effect of derivatives	(5)	2	(8)	15

Total foreign exchange gain (loss)	$—	$5	$(6)	$15

(1)	The nine months ended September 30, 2016 and 2015 included charges of $2 million and $7 million, respectively, related to the remeasurement of the Company’s Venezuelan Bolívar account balances.

Net Investment Risk Management

The Company designates a portion of its foreign currency denominated debt as a hedge of its net investment in foreign subsidiaries to reduce the volatility in stockholders’ equity caused by changes in the Euro exchange rate with respect to the U.S. Dollar. As of September 30, 2016, these borrowings (net of original issue discount) were €1,117 million ($1,246 million). The effective portion of foreign exchange gains or losses on the remeasurement of the debt is recognized in the cumulative translation adjustment component of AOCI with the related offset in long-term debt. Those amounts would be reclassified from AOCI to earnings upon the sale or substantial liquidation of these net investments. The amount of foreign exchange gains (losses) related to the net investment hedge included in cumulative translation adjustment were $(8) million and $(1) million for the three months ended September 30, 2016 and 2015, respectively, and $(28) million and $71 million for the nine months ended September 30, 2016 and 2015, respectively.

Interest Rate Risk Management

The Company purchases interest rate caps and has entered into interest rate swap agreements for purposes of managing its risk in interest rate fluctuations.

In 2014, the Company purchased U.S. Dollar denominated interest rate caps (“2014 Caps”) at strike rates ranging between 2% and 3%. These caps expire at various times between April 2017 and April 2019 and are designated as cash flow hedges.

The Company also entered into U.S. Dollar and Euro denominated interest rate swap agreements in 2014 (“2014 Swaps”) to hedge interest rate exposure on its borrowings. The 2014 swaps expire at various times from March 2017 through March 2021. Under these agreements, the Company pays a fixed rate ranging from 1.4% to 2.1% and receives a variable rate of interest equal to the greater of three-month U.S. Dollar London Interbank Offered Rate (“LIBOR”) or three-month Euro Interbank Offered Rate (“EURIBOR”), and 1%. The 2014 Swaps are designated as cash flow hedges. The Company also entered into interest rate swap agreements in 2010 (“2010 Swaps”) to hedge interest rate exposure on its borrowings. The 2010 Swaps expired at various times through January 2016. On these agreements, the Company paid a fixed rate ranging from 3% to 3.3% and received a variable rate of interest equal to the three-month LIBOR. The 2010 Swaps were not designated as cash flow hedges.

The fair values of derivative instruments in the Condensed Consolidated Statements of Financial Position are as follows:

		September 30, 2016			December 31, 2015
		Fair Value of Derivative		U.S. Dollar Notional	Fair Value of Derivative		U.S. Dollar Notional
(in millions)	Balance Sheet Caption	Asset	Liability		Asset	Liability
Derivatives Designated as Hedging Instruments:
Foreign exchange contracts	Accounts receivable/ Accounts payable	$1	$9	$190	$4	$2	$178
Interest rate caps	Non-Current Assets	—	—	1,000	4	—	1,000
Interest rate swaps	See below(1)	—	12	524	—	10	517
Derivatives not Designated as Hedging Instruments:
Foreign exchange contracts	Accounts receivable/ Accounts payable	2	—	159	3	—	148
Interest rate swaps	See below(1)	—	—	—	—	1	100

Total Derivatives		$3	$21		$11	$13

(1)	$12 million included in other liabilities at September 30, 2016 and $1 million included in accrued and other current liabilities and $10 million included in other liabilities at December 31, 2015 in the Condensed Consolidated Statements of Financial Position.

For derivatives designated as hedges, the Company assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives are highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that a derivative ceases to be highly effective as a hedge, the Company will prospectively discontinue hedge accounting with respect to that derivative. When it is probable that a hedged forecasted transaction will not occur, the Company discontinues hedge accounting for the affected portion of the forecasted transaction, and reclassifies gains or losses that were accumulated in AOCI to earnings in other income (loss), net for foreign exchange derivatives and interest expense for interest rate derivatives on the Condensed Consolidated Statements of Comprehensive Income. Cash flows are classified consistent with the underlying hedged item.

The effects of derivative instruments in cash flow hedging relationships on the Condensed Consolidated Statements of Comprehensive Income are as follows:

(in millions)	Effect of Derivatives on Financial Performance
	Amount of Income/(Loss) Recognized in AOCI		Location of Income/(Loss) Reclassified from AOCI into Earnings	Amount of Income/(Loss) Reclassified from AOCI into Earnings
Three Months Ended September 30,	2016	2015		2016	2015
Foreign exchange contracts	$—	$2	Other income (loss), net	$(2)	$7
Interest rate derivatives	2	(6)	Interest expense	—	—

Nine Months Ended September 30,	2016	2015		2016	2015
Foreign exchange contracts	$(13)	$6	Other income (loss), net	$(3)	$20
Interest rate derivatives	(3)	(7)	Interest expense	—	—

The pre-tax losses recognized in other income (loss), net for foreign exchange contracts not designated as hedging instruments was $(2) million and $(5) million for the three months ended September 30, 2016 and 2015, respectively, and $(5) million and $(5) million for the nine months ended September 30, 2016 and 2015, respectively.

Changes in the fair value of derivatives that are designated as cash flow hedges are recorded in AOCI to the extent effective and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The Company expects $18 million of pre-tax unrealized losses related to its foreign exchange contracts and interest rate derivatives included in AOCI at September 30, 2016 to be reclassified into earnings within the next twelve months. This estimate does not contemplate the impact of the merger with Quintiles.

Fair Value Disclosures

The Company is subject to authoritative guidance which requires a three-level hierarchy for disclosure of fair value measurements as follows:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.

Level 2 —	Quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3 —	Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

The carrying values of cash, cash equivalents, restricted cash, accounts receivable and accounts payable approximated their fair values at September 30, 2016 and December 31, 2015 due to the short-term nature of these instruments. At September 30, 2016 and December 31, 2015, the fair value of total debt approximated $6,210 million and $4,229 million, respectively, as determined under Level 2 measurements based on quoted prices for these financial instruments.

Recurring Measurements

The following tables summarize assets and liabilities measured at fair value on a recurring basis at the dates indicated:

	Basis of Fair Value Measurements
	September 30, 2016
(in millions)	Level 1	Level 2	Level 3	Total
Assets
Derivatives	$—	$3	—	$3

Total	$—	$3	$—	$3

Liabilities
Contingent consideration	$—	$—	$19	$19
Derivatives	—	21	—	21

Total	$—	$21	$19	$40

	December 31, 2015
	Level 1	Level 2	Level 3	Total
Assets
Derivatives	$—	$11	$—	$11

Total	$—	$11	$—	$11

Liabilities
Contingent consideration	$—	$—	$28	$28
Derivatives	—	13	—	13

Total	$—	$13	$28	$41

Derivatives consist of foreign exchange contracts and interest rate caps and swaps. The fair value of foreign exchange contracts is based on observable market inputs of spot and forward rates. The fair value of the interest rate caps and swaps is the estimated amount that the Company would receive or pay to terminate such agreements, taking into account market interest rates and the remaining time to maturities.

The following table summarizes Level 3 acquisition-related contingent consideration liabilities (see Note 2) carried at fair value on a recurring basis with the use of unobservable inputs for the period indicated.

(in millions)	Contingent Consideration Liabilities
Balance at December 31, 2015	$28
New acquisitions	2
Cash payments	(9)
Changes in fair value estimates and foreign currency translation adjustments	(2)

Balance at September 30, 2016	$19

Note 6. Debt

The following table summarizes the Company’s debt at the dates indicated:

	September 30,	December 31,
(in millions)	2016	2015
Senior Secured Credit Facilities:
Senior Secured Term A Loan due 2019—USD LIBOR at average floating rates of 3.09%	$752	$484
Senior Secured Term A Loan due 2019—EUR LIBOR at average floating rates of 2.25%	132	135
Senior Secured Term B Loan due 2021—USD LIBOR at average floating rates of 3.50%	1,704	1,717
Senior Secured Term B Loan due 2021—EUR LIBOR at average floating rates of 3.75%	812	802
Revolving Credit Facility due 2019:
U.S. Dollar denominated borrowings—USD LIBOR at average floating rates of 2.77%	203	328
5.00% Senior Notes due 2026 - U.S. Dollar denominated	1,050	—
3.50% Senior Notes due 2024 - Euro denominated	698	—
4.125% Senior Notes due 2023 - Euro denominated	307	300
6.00% Senior Notes due 2020 - U.S. Dollar denominated	500	500

Principal Amount of Debt	6,158	4,266
Less: Debt Issuance Costs and Unamortized Discounts	(90)	(71)

Total Debt	$6,068	$4,195

Scheduled principal payments due on the Company’s debt as of September 30, 2016 for the remainder of 2016 and thereafter were as follows:

	Year
(in millions)	2016	2017	2018	2019	2020	Thereafter	Total
Debt	$19	$94	$119	$939	$526	$4,461	$6,158

Senior Secured Credit Facilities

In January 2016, IMS Health Incorporated (“IMS Health”), an indirect wholly owned subsidiary of the Company, entered into an amendment (the “2016 Amendment”) to the Third Amended and Restated Credit and Guaranty Agreement, dated as of March 17, 2014, among IMS Health, IMS AG and IMS Japan K.K., as co-borrowers, Healthcare Technology Intermediate Holdings, Inc., Bank of America, N.A. and the other lenders party thereto (as amended by the 2016 Amendment, the “Credit Agreement” and, together with the related security and other documents for the senior secured term loan facilities and the senior secured revolving facility, the “Senior Secured Credit Facilities”). The 2016 Amendment increased outstanding commitments under the Company’s existing Term A loans by $300 million. The proceeds from the additional Term A loans were used for general corporate purposes, including funding acquisitions and repaying existing loans under IMS Health’s senior secured revolving credit facility. As a result of the 2016 Amendment, the Company incurred $2 million of fees; of which $1 million was recorded in other income (loss), net during the first quarter of 2016 and $1 million will be amortized to interest expense.

At September 30, 2016, the Company had an aggregate $500 million revolving credit facility, of which $297 million was unused.

In October 2016, IMS Health repaid its existing Term A loans and revolving credit facility and amended agreements governing its senior secured credit facilities to upsize the Term A loans and revolving credit facility. See Note 14, Subsequent Events, for further information.

Senior Notes

In September 2016, IMS Health issued $1,050 million aggregate principal amount of 5.00% senior unsecured notes due in October 2026 (the “5% Dollar Notes”) and €625 million aggregate principal amount of 3.50% senior unsecured notes due October 2024 (the “3.5% Euro Notes,” and, together with the 5% Dollar Notes, the “2016 Notes”). The proceeds, along with proceeds from additional term loans and cash on hand, were used in October 2016 to extinguish certain indebtedness of IMS Health and Quintiles Transnational Corp. (“Quintiles Corp”), a direct subsidiary of Quintiles Transnational Holdings Inc. (“Quintiles”) following the closing of the merger, and pay related fees and expenses. See Note 14, Subsequent Events, for further information. Interest on the notes is payable semi-annually each year and will commence on April 15, 2017. The notes are guaranteed on a senior unsecured basis by IMS Health’s wholly-owned domestic restricted subsidiaries (excluding IMS Japan K.K.) and, subject to certain exceptions, each of IMS Health’s future domestic subsidiaries that guarantees IMS Health’s other indebtedness or indebtedness of any of the guarantors, including, following the merger, certain domestic wholly-owned subsidiaries of Quintiles Corp. The 5% Dollar Notes and the 3.5%

Euro Notes may be redeemed, either together or separately, prior to their final stated maturity, subject to a customary make-whole premium, at any time prior to October 15, 2021 with respect to the 5% Dollar Notes and October 15, 2019 with respect to the 3.5% Euro Notes (in each case subject to a customary “equity claw” redemption right) and thereafter subject to annually declining redemption premiums at any time prior to October 15, 2024 with respect to the 5% Dollar Notes and October 15, 2021 with respect to the 3.5% Euro Notes. IMS Health incurred approximately $27 million of fees and expenses in connection with the issuance of the 2016 Notes.

In November 2016, IMS Health redeemed its 6% Senior Notes due 2020. See Note 14, Subsequent Events, for further information.

Note 7. Pension and Postretirement Benefits

The following table summarizes the components of net periodic benefit cost for the Company’s pension benefits.

	Pension Benefits
	U.S. plans		Non-U.S. plans		U.S. plans		Non-U.S. plans
	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2016	2015	2016	2015	2016	2015	2016	2015
Service cost	$4	$3	$2	$2	$10	$9	$6	$6
Interest cost	4	2	2	3	10	8	6	8
Expected return on plan assets	(9)	(5)	(3)	(3)	(21)	(16)	(9)	(9)

Net periodic benefit cost	$(1)	$—	$1	$2	$(1)	$1	$3	$5

The Company’s net periodic benefit credit for its postretirement benefits was less than $1 million for the three and nine months ended September 30, 2016 and 2015, respectively. During the nine months ended September 30, 2016, the Company contributed approximately $11 million to its pension and postretirement benefit plans and expects to contribute an additional $1 million for the remainder of 2016.

Note 8. Stockholders’ Equity

Share Repurchase

On December 16, 2015, the Company’s board of directors approved a $250 million common stock repurchase authorization. Through December 31, 2015, the Company had purchased 670,000 shares of its common stock having an aggregate value of approximately $17 million at an average price of $25.70 per share. In the second quarter of 2016, the Company purchased 1 million shares of its common stock having an aggregate value of approximately $25 million at an average price of $25.42 per share. These share repurchases were funded through a combination of cash and borrowings under the Company’s revolving credit facility. The repurchase authorization does not have a specified expiration date and can be modified, suspended or discontinued at any time. As of September 30, 2016, approximately $207 million is available to purchase shares under the December 2015 authorization.

On May 3, 2015, the Company’s board of directors authorized a $300 million common stock repurchase program. In connection with that program, on May 12, 2015, the Company purchased 11.1 million shares of its common stock from the underwriters in the May Secondary Offering (as defined below) having an aggregate value of approximately $300 million at $27.0875 per share, equal to the midpoint between the public offering price and the price paid by the underwriters to the Selling Stockholders (as defined below) for the shares sold in the May 2015 Secondary Offering. The share repurchase was funded through a combination of available cash, borrowings from its revolving credit facility and additional term loans under its Senior Secured Credit Facilities.

Secondary Offerings

In August 2015, existing shareholders of the Company (collectively, the “Selling Stockholders”) completed the sale of 20 million shares of the Company’s common stock to underwriters at a price of $31.17 per share (the “August Secondary Offering”). In May 2015, the Selling Stockholders completed the sale of 57.97 million shares of the Company’s common stock at a public offering price of $27.50 per share, including 6.87 million shares that were offered and sold by the Selling Stockholders pursuant to the full exercise of the underwriter’s option to purchase additional shares (the “May Secondary Offering” and, together with the August Secondary Offering, the “Secondary Offerings”). The Company did not sell any stock in, or receive any proceeds from, the Secondary Offerings. The Company incurred $1 million of expenses in the first nine months of 2015 related to the Secondary Offerings, which were included in selling and administrative expenses.

Note 9. Accumulated Other Comprehensive Income (Loss)

The following table summarizes the changes in the components of AOCI, net of tax, for the periods indicated:

(in millions)	Cumulative Translation Adjustment	Unrealized Gains (Losses) on Derivative Instruments	Unamortized Pension and Other Benefits Adjustment	Accumulated Other Comprehensive Income (Loss)
Balance, December 31, 2015	$(287)	$(15)	$(48)	$(350)

Other comprehensive income (loss) before reclassifications	136	(11)	1	126
Amounts reclassified into earnings	—	2	—	2

Other comprehensive income (loss)	136	(9)	1	128

Balance, September 30, 2016	$(151)	$(24)	$(47)	$(222)

(in millions)	Cumulative Translation Adjustment	Unrealized Gains (Losses) on Derivative Instruments	Unamortized Pension and Other Benefits Adjustment	Accumulated Other Comprehensive Income (Loss)
Balance, December 31, 2014	$(169)	$(1)	$(47)	$(217)

Other comprehensive income (loss) before reclassifications	(94)	—	3	(91)
Amounts reclassified into earnings	—	(13)	—	(13)

Other comprehensive income (loss)	(94)	(13)	3	(104)

Balance, September 30, 2015	$(263)	$(14)	$(44)	$(321)

Note 10. Income Taxes

The Company operates in more than 100 countries around the world and its earnings are taxed at the applicable income tax rate in each of these countries. As required, the Company computes interim taxes based on an estimated annual effective tax rate.

The Company recorded a provision for income taxes of $13 million and $40 million for the three and nine months ended September 30, 2016, respectively. The tax expense in both periods was favorably impacted as a result of profits generated in non-U.S. tax jurisdictions with lower tax rates than the U.S. statutory tax rate.

The Company recorded a provision for income taxes of $8 million and a benefit from income taxes of $219 million for the three and nine months ended September 30, 2015, respectively. The tax expense in the three months ended September 30, 2015 was favorably impacted as a result of profits generated in non-U.S. tax jurisdictions with lower tax rates than the U.S. statutory tax rate. Historically, the Company provided deferred taxes with respect to all of the unremitted earnings of its non-U.S. subsidiaries. The tax benefit for the nine months ended September 30, 2015 was favorably impacted as the Company began asserting as of the beginning of 2015, with certain exceptions, that the unremitted earnings of its non-U.S. subsidiaries will be indefinitely reinvested. As a result of this change in assertion, the Company reversed a previously established deferred tax liability of $256 million as a discrete benefit in the first quarter of 2015.

Note 11. Contingencies

The Company and its subsidiaries are involved in legal and tax proceedings, claims and litigation arising in the ordinary course of business. Management periodically assesses the Company’s liabilities and contingencies in connection with these matters based upon the latest information available. For those matters where management currently believes it is probable that the Company will incur a loss and that the probable loss or range of loss can be reasonably estimated, the Company has recorded reserves in the Condensed Consolidated Financial Statements based on its best estimates of such loss. In other instances, because of the uncertainties related to either the probable outcome or the amount or range of loss, management is unable to make a reasonable estimate of a liability, if any. However, even in many instances where the Company has recorded an estimated liability, the Company is unable to predict with certainty the final outcome of the matter or whether resolution of the matter will materially affect the Company’s results of operations, financial position or cash flows. As additional information becomes available, the Company adjusts its assessments and estimates of such liabilities accordingly.

The Company routinely enters into agreements with its suppliers to acquire data and with its clients to sell data, all in the normal course of business. In these agreements, the Company sometimes agrees to indemnify and hold harmless the other party for any damages such other party may suffer as a result of potential intellectual property infringement and other claims related to the use of the data. The Company has not accrued a liability with respect to these matters, as the exposure is considered remote.

Based on its review of the latest information available, management does not expect the impact of pending legal and tax proceedings, claims and litigation, either individually or in the aggregate, to have a material adverse effect on the Company’s results of operations, cash flows or financial position. However, one or more unfavorable outcomes in any claim or litigation against the Company could have a material adverse effect for the period in which it is resolved. The following is a summary of a certain legal matter involving the Company.

IMS Health Government Solutions Voluntary Disclosure Program Participation

The Company’s wholly-owned subsidiary, IMS Government Solutions Inc. (“IMS Government Solutions”), is primarily engaged in providing services and products under contracts with the U.S. government. U.S. government contracts are subject to extensive legal and regulatory requirements and, from time to time, agencies of the U.S. government have the ability to investigate whether contractors’ operations are being conducted in accordance with such requirements. U.S. government investigations, whether relating to these contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed on us, or could lead to suspension or debarment from future U.S. government contracting. U.S. government investigations often take years to complete and may result in no adverse action against the Company.

IMS Government Solutions discovered potential noncompliance with various contract clauses and requirements under its General Services Administration Contract (the “GSA Contract”) which was awarded in 2002 to its predecessor company, Synchronous Knowledge Inc. (Synchronous Knowledge Inc. was acquired by IMS Health in May 2005). The potential noncompliance arose from three primary areas: first, at the direction of the government, work performed under one task order was invoiced under another task order without the appropriate modifications to the orders being made; second, personnel who did not meet strict compliance with the labor categories component of the qualification requirements of the GSA Contract were assigned to contracts; and third, certain discounts that were given to commercial customers were not also offered to the government, in alleged violation of the GSA Contract’s Price Reductions Clause. Upon discovery of the potential noncompliance, the Company began remediation efforts, promptly disclosed the potential noncompliance to the U.S. government, and was accepted into the Department of Defense Voluntary Disclosure Program. The Company filed its Voluntary Disclosure Program Report (“Disclosure Report”) on August 29, 2008. Based on the Company’s findings as disclosed in the Disclosure Report, the Company recorded a reserve of approximately $4 million for this matter in 2008. During 2010, the Company recorded an additional reserve of approximately $2 million as a result of its ongoing investigation relating to this matter. In September 2014, the General Services Administration offered to settle the third matter described above (i.e., the Price Reductions Clause aspect of the Disclosure Report) for $1.5 million, in-line with the amount the Company had recorded for this area of potential noncompliance. On April 23, 2015, the Company and the government executed the settlement agreement and made the $1.5 million payment. The Company is currently unable to determine the outcome of the remaining matters pending the resolution of the Voluntary Disclosure Program process and its ultimate liability arising from these matters could exceed its current reserves.

Note 12. Operations by Business Segment

Operating segments are defined as components of an enterprise about which financial information is available that is evaluated on a regular basis by the chief operating decision-maker, or decision-making groups, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. The Company operates a globally consistent business model, offering clients in the healthcare industry with comprehensive solutions to measure and improve their performance.

The Company maintains regional geographic management who are responsible for bringing the Company’s full suite of offerings to their respective markets and to facilitate local execution of its global strategies. However, the Company maintains global leaders for the majority of its critical business processes; and the most significant performance evaluations and resource allocations made by the Company’s chief operating decision maker is made on a global basis. As such, the Company has concluded that it maintains one operating and reportable segment.

Geographic Financial Information:

The following represents selected geographic information for the regions in which the Company operates.

(in millions)	Americas(1)	EMEA(2)	Asia Pacific(3)	Corporate & Other	Total
Three Months Ended September 30,
2016
Revenue(4)	$371	$302	$118	$—	$791
Operating income (loss)(5)	54	64	34	(37)	115
2015
Revenue(4)	$332	$296	$107	$—	$735
Operating income (loss)(5)	51	50	27	(39)	89
Nine Months Ended September 30,
2016
Revenue(4)	$1,099	$922	$346	$—	$2,367
Operating income (loss)(5)	149	201	100	(143)	307
2015
Revenue(4)	$955	$830	$324	$—	$2,109
Operating income (loss)(5)	162	169	96	(151)	276

The Company periodically reviews and makes changes to its geographic reporting classifications. As a result of these changes, prior years’ geographic financial information was reclassified to conform to the current period presentation. The reclassifications did not change previously reported condensed consolidated results of operations.

(1)	Americas includes the United States, Canada and Latin America. Revenue in the United States was $320 million and $283 million for the three months ended September 30, 2016 and 2015, respectively, and $950 million and $806 million for the nine months ended September 30, 2016 and 2015, respectively.
(2)	EMEA includes countries in Europe, the Middle East and Africa, and the countries of India, Sri Lanka and Bangladesh.
(3)	Asia Pacific includes Japan, Australia and other countries in the Asia Pacific region, excluding India, Sri Lanka and Bangladesh. Revenue in Japan was $66 million and $58 million for the three months ended September 30, 2016 and 2015, respectively, and $191 million and $181 million for the nine months ended September 30, 2016 and 2015, respectively.
(4)	Revenue relates to external clients and is primarily based on the location of the client. Revenue for the geographic regions includes the impact of foreign exchange in converting results into U.S. Dollars.
(5)	Operating income (loss) for the three geographic regions does not reflect the allocation of certain expenses that are maintained in Corporate and Other and as such, is not a true measure of the respective regions’ profitability. The operating income (loss) amounts for the geographic regions include the impact of foreign exchange in converting results into U.S. dollars. The following presents the depreciation and amortization expense for certain intangible assets recorded in connection with a merger transaction completed in 2010 by region that are included in Corporate and Other:

(in millions)	Americas	EMEA	Asia Pacific
Three Months Ended September 30,
2016	$19	$4	$6
2015	18	4	6
Nine Months Ended September 30,
2016	56	12	18
2015	64	22	19

Note 13. Earnings per Share

Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed, when the result is dilutive, using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares primarily consist of employee stock options and restricted stock units.

Employee stock options, restricted stock units and similar equity instruments granted by the Company are treated as potential common shares outstanding in computing diluted earnings per share. Diluted shares outstanding include restricted stock units and the dilutive effect of in-the-money options which is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of benefits that would be recorded in additional paid-in capital when the award becomes deductible for tax purposes are assumed to be used to repurchase shares.

The following table presents the composition of basic and diluted weighted average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Shares in millions)	2016	2015	2016	2015
Basic weighted-average common shares outstanding	328.5	328.5	328.6	331.9
Effect of dilutive stock-based awards	6.9	7.6	7.0	8.5

Diluted weighted-average common shares outstanding	335.4	336.1	335.6	340.4

Shares excluded from computation of diluted earnings per share:
Weighted average potential common shares excluded from computation due to anti-dilutive effect	0.7	1.6	3.7	1.5

Note 14. Subsequent Events

On October 3, 2016, the Company merged with and into Quintiles and the separate corporate existence of the Company ceased. Quintiles continues as the surviving corporation and will operate under the name Quintiles IMS Holdings, Inc. (“QuintilesIMS”). As part of the merger, the Company’s common stock ceased trading on, and was delisted from, the New York Stock Exchange. Under the terms of the merger agreement, the Company’s shareholders received 0.3840 shares of Quintiles common stock for each share of IMS common stock. At the time of the merger, the Company’s shareholders owned approximately 51.2 percent of the shares of the combined company on a fully diluted basis and Quintiles shareholders owned approximately 48.8 percent of the combined company on a fully diluted basis.

In connection with the merger, on October 3, 2016, IMS Health, which merged with and into QuintilesIMS, refinanced (the “Refinancing”) all of the outstanding term A loans due 2019 with an upsized term A loan facility due in 2021 for an aggregate principal amount of approximately $1,350 million comprised of both U.S. Dollar denominated term A loans and Euro denominated term A loans. Additionally, IMS Health refinanced all of the outstanding revolving credit facilities with upsized revolving credit facilities in an aggregate principal amount equal to $1,000 million comprised of a $450 million senior secured revolving facility available in U.S. Dollars, a $400 million senior secured revolving facility available in U.S. Dollars, Euros, Swiss Francs and other foreign currencies and a $150 million senior secured revolving facility available in U.S. Dollars and Yen. Under certain circumstances, the maturity date of the term A loans and the senior secured revolving facility may be accelerated to 2020. The incremental proceeds were used, in part, to fund the redemption of the Company’s 6% Notes, as described below, and for the payment of fees and expenses in connection with the Refinancing.

In November 2016, QuintilesIMS redeemed the Company’s 6% Notes at 101.5% of the aggregate outstanding principal amount plus accrued interest to the redemption date. QuintilesIMS incurred a loss on extinguishment of debt of approximately $8 million related to the aggregate payments for make-whole premiums.